Exhibit 99.1

Trinity Place Holdings Sells Joint Venture Interest in The Berkley in Williamsburg, Brooklyn

Unit Finishes Nearing Completion in Jolie

New York (April 28, 2022) – Trinity Place Holdings Inc. (NYSE: TPHS) (the “Company”) announced that it, along with its joint venture partner, has closed on the sale of The Berkley, at 223 North 8th Street in Williamsburg, Brooklyn (the “Property”), to TF Cornerstone for $71.02 million. The Company purchased a 50% interest in the Property alongside Pacolet Milliken in December 2016.

The net proceeds from the sale, after repayment of the property’s mortgage and partner loan and settlement proceeds from the interest rate swap associated with the Property’s mortgage will be used for working capital and/or new investment opportunities for the Company.

“We took advantage of the current market to make this opportunistic sale,” stated Matthew Messinger, CEO and President of Trinity Place Holdings. “This further bolsters our investment thesis that even when interest rates are volatile and rising, high-quality multifamily assets in prime New York City neighborhoods remain in strong demand,” he continued.

After an increase in vacancy and leasing concessions during the COVID-19 crisis in New York City, the Property maintained 99% occupancy over the past 12 months, with net effective rent growth approaching 20% on new leases.

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77 Greenwich Update

Final completion work continues at Jolie, the Company’s mixed-use development at 77 Greenwich Street in Lower Manhattan. The construction hoist was removed in February 2022, and the curtain wall in that area is being installed. Interior finishes are now being installed in the hoist run (“A line”) units, which are the largest homes in the building. As the New York City Department of Buildings issues rolling temporary certificates of occupancy (TCO) for those units (expected this summer), resident move-ins to A line units will be permitted. Cloud Club 77, located on the top floors of Jolie, is also expected to receive its TCO this summer, opening the full suite of indoor and outdoor amenities to residents.

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About Trinity Place Holdings

Trinity Place Holdings Inc. (NYSE American: TPHS)(the “Company”) is a real estate holding, investment, development and asset management company. The Company’s largest asset is currently a property located at 77 Greenwich Street in Lower Manhattan. 77 Greenwich is under development as a mixed-use project consisting of a 90-unit residential condominium tower, retail space and a New York City elementary school. The Company also owns a newly built 105-unit, 12-story multi-family property located at 237 11th Street in Brooklyn, New York, and, through a joint venture, a 10% interest in a newly built 234-unit multi-family property located at 250 North 10th Street in Brooklyn, New York. In addition, the Company owns a property occupied by retail tenants in Paramus, New Jersey. In addition to its real estate portfolio, the Company also controls a variety of intellectual property assets, including Filene’s Basement and related trademarks, focused on the consumer sector, a legacy of its predecessor, Syms Corp. The Company also had approximately $247.5 million of federal net operating loss carryforwards as well as state and local net operating loss carryforwards at December 31, 2021, which can be used to reduce its future taxable income and capital gains.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.  For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2021, as well as to our subsequent filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only as of the date hereof, and we assume no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

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